UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 23, 2004

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 23, 2004, as part of a merit-based, company-wide stock option grant to eligible employees, the Compensation and Management Development Committee of the Board of Directors (the “Committee”) of Cisco Systems, Inc. (“Cisco”) granted John T. Chambers, Cisco’s President, Chief Executive Officer and Director, a stock option to purchase 1.5 million shares of Cisco’s common stock at an exercise price of $19.18 per share, which represents the closing selling price per share of Cisco’s common stock on the Nasdaq National Market on August 23, 2004.

The stock option shall become exercisable upon Mr. Chambers’ completion of seven years of service from the grant date or, if sooner, three years after he ceases to be President and Chief Executive Officer, provided such vesting occurs no earlier than the fifth anniversary of the grant date, and is subject to his continued service through that date. In addition, the option would become immediately exercisable in the case of Mr. Chambers’ death or permanent disability.

Item 7.01 Regulation FD Disclosure.

Cisco from time to time makes merit-based, company-wide stock option grants to its employees. On August 23, 2004, the Committee approved the granting of merit-based stock options to eligible employees to purchase an aggregate of approximately 162 million shares of Cisco’s common stock (including the grant to Mr. Chambers) at an exercise price of $19.18 per share, which represents the closing selling price per share of Cisco’s common stock on the Nasdaq National Market on August 23, 2004. Cisco intends to only file or furnish a Form 8-K regarding stock option grants when it makes merit-based, company-wide grants to its employees or as otherwise required by applicable rules and regulations.

Unless expressly incorporated into a filing of Cisco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, made after the date hereof, the information contained in this Item 7.01 shall not be incorporated by reference into any filing of Cisco, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of the information under this Item 7.01 is not an indication that this Item 7.01 contains material information that is not otherwise publicly available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: August 23, 2004	By:	/s/ DENNIS D. POWELL
	Name:	Dennis D. Powell
	Title:	Senior Vice President and
Chief Financial Officer